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                                                                    EXHIBIT 99.1


                           [INTRABIOTICS LETTERHEAD]


CONTACT:                                                   FOR IMMEDIATE RELEASE
--------
Joyce Bremer (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6818

Ian McConnell (media) WeissCom Partners, Inc.
(415) 362-5018


                INTRABIOTICS PRICES COMMON STOCK PUBLIC OFFERING

PALO ALTO, CA, MAY 5, 2004 -- IntraBiotics Pharmaceuticals, Inc. (Nasdaq:IBPI) today announced that it has priced an offering of 3,000,000 shares of its common stock at $13.00 per share for estimated net proceeds to IntraBiotics of approximately $36.1 million. The underwriters have a 30-day option to purchase up to 450,000 additional shares of common stock from the Company solely to cover over-allotments, if any. All of the shares are being offered by IntraBiotics.

The bookrunning manager for the offering is Deutsche Bank Securities Inc. Piper Jaffray & Co. is acting as co-lead manager and Lazard Freres & Co. LLC is the sole co-manager.

The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus can be obtained from the Prospectus Department of Deutsche Bank Securities Inc. (60 Wall Street, 4th Floor, New York, NY 10005), or from the offices of any of the other managers identified above.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT INTRABIOTICS
IntraBiotics Pharmaceuticals, Inc. is focused on the development of novel antimicrobial drugs designed to overcome many of the shortcomings of currently prescribed anti-infectives, including the growing problem of multi-drug resistance. IntraBiotics' product candidate, iseganan, is in clinical development for two indications. The Food and Drug Administration (FDA) has granted Fast Track designation for the development of iseganan for the prevention of ventilator-associated pneumonia, the most common infection occurring in hospital intensive care units. The Company is also developing iseganan as a potential treatment of lung infections associated with cystic fibrosis.

STATEMENTS IN THIS PRESS RELEASE CONTAIN "FORWARD-LOOKING" INFORMATION WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING INVESTOR RESPONSE TO THE OFFERING, THE TRADING PRICES FOR THE COMMON STOCK OF INTRABIOTICS, OTHER CONDITIONS IN THE FINANCIAL MARKETS, AND CUSTOMARY CLOSING CONDITIONS RELATED TO THE PUBLIC OFFERING. PLEASE SEE INTRABIOTICS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF OTHER FACTORS THAT MAY AFFECT FORWARD-LOOKING INFORMATION.

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